Exhibit 23.4

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

January 16, 2026

Evolution Petroleum Corporation

1155 Dairy Ashford Road, Suite 425

Houston, Texas 77079

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, to the inclusion of our report of third party dated August 20, 2025, in the Annual Report on Form 10-K of Evolution Petroleum Corporation for the year ended June 30, 2025. We also consent to the reference to us under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716